Exhibit 99.1

OrthoPediatrics Corp. Announces Acquisition of MD Orthopaedics

Expands portfolio with a patented, non-operative solution for the treatment of clubfoot

WARSAW, Indiana, April 4, 2022 — OrthoPediatrics Corp. (“OrthoPediatrics” or the “Company”) (Nasdaq: KIDS), a company focused exclusively on advancing the field of pediatric orthopedics, announced the acquisition of MD Orthopaedics, including its bracing product lines and the patented Mitchell Ponseti® Ankle-Foot Orthosis (AFO) system for the treatment of clubfoot. OrthoPediatrics will acquire MD Orthopaedics in a transaction valued up to $19.6 million. Under the terms of the agreement, OrthoPediatrics will acquire MD Orthopaedics for an upfront cash payment of $8.2 million and $8.9 million in company stock, with an additional $2.5 million in restricted stock which vest after three years.

Founded in 2004 in Wayland, Iowa, MD Orthopaedics is a profitable, privately held orthopedic device company that has developed and commercialized a custom fit bracing system that has supported the dissemination of the Ponseti Technique - the gold standard treatment for clubfoot. MD Orthopaedics will serve as a specialty bracing platform company within OrthoPediatrics Trauma & Deformity business. While this unique non-operative solution will maintain its focus on the treatment of clubfoot, OrthoPediatrics plans to leverage and grow the MD Orthopaedics organization to develop several new innovative products that address the large unmet needs for specialty bracing within the pediatric orthopedic market. With an estimated 80% of pediatric orthopedic care involving non-surgical treatment, MD Orthopaedics expands OrthoPediatrics’ Total Addressable Market by an estimated $600 million. Since inception in 2004, MD Orthopaedics has helped an estimated 300,000 children across the globe.

David Bailey, Chief Executive Officer of OrthoPediatrics, commented, “We believe MD Orthopaedics will be a springboard for our expansion into pediatric orthopedic non-surgical treatments for kids and further supports our mission of helping children living with orthopedic conditions. The addition of non-operative specialty bracing systems advances our growth strategy of providing a broad product portfolio uniquely designed to treat children while surrounding pediatric orthopedic surgeons with the most comprehensive product offering in the market.”

MD Orthopaedics unique technology is supported by intellectual property protection, including 14 issued patents and 7 patents being processed. MD Orthopaedics operates and sells specialty bracing systems in 90 countries worldwide.

About OrthoPediatrics Corp.

Founded in 2006, OrthoPediatrics is an orthopedic company focused exclusively on advancing the field of pediatric orthopedics. As such it has developed the most comprehensive product offering to the pediatric orthopedic market to improve the lives of children with orthopedic conditions. OrthoPediatrics currently markets 37 surgical systems that serve three of the largest categories within the pediatric orthopedic market. This product offering spans trauma and deformity, scoliosis, and sports medicine/other procedures. OrthoPediatrics’ global sales organization is focused exclusively on pediatric orthopedics and distributes its products in the United States and 45 countries outside the United States. For more information, please visit www.orthopediatrics.com.

Investor Contacts

Matt Bacso, CFA

Gilmartin Group

Matt.bacso@gilmartinir.com